Exhibit (j)



                       Consent of Independent Accountants


We hereby consent to the use in Post-Effective Amendment No. 18 to the Registration Statement of CMC Fund Trust on Form N-1A (File No. 33-30394) of our report dated December 3, 1999, relating to the financial statements and financial highlights of the CMC Small Cap Fund and the CMC International Stock Fund, portfolios of CMC Fund Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.



PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
August 1, 2000